Exhibit 14(c)

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS Investment Corporation II

We consent to the use in this Registration Statement (No. 333-232556) on Form N-14 of FS Investment Corporation II of our reports dated March 19, 2019, relating to our audits of the consolidated financial statements and internal control over financial reporting of FS Investment Corporation II, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 3, 2019, relating to the senior securities table of FS Investment Corporation II appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Experts,” “Senior Securities of FS Investment Corporation II” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

August 7, 2019